CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 27 to Registration Statement No. 333-138560 on Form N-1A of our reports dated
December 24, 2014, relating to the financial statements and financial highlights of Pioneer Floating Rate Fund and Pioneer Multi-Asset Real Return Fund of Pioneer Series
Trust VI (the "Trust"), appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2014. We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statements of Additional Information, which are part of such Registration Statements.



/s/ Deloitte & Touche LLP


Boston, Massachusetts
February 23, 2015